 Exhibit 99.1

HERITAGE NOLA BANCORP, INC

205 North Columbia Street

Covington, Louisiana

Telephone: (985) 892-4565

FOR IMMEDIATE RELEASE

Contact: David Crumhorn, Chief Executive Officer

HERITAGE NOLA BANCORP ANNOUNCES FINANCIAL RESULTS

FOR THE YEAR ENDED DECEMEBER 31, 2018

Covington, Louisiana, February 15, 2019: Heritage NOLA Bancorp, Inc. (the “Company”) (OTC Pink Marketplace – “HRGG”), the holding company of Heritage Bank of St. Tammany (the “Bank”), announces net income of $418,000, or $0.27 per basic and diluted share, for the year ended December 31, 2018, compared to net income of $549,000, or $0.36 per basic and diluted share, for the year ended December 31, 2017. The decrease in net income is primarily attributable to an increase of $785,000 in noninterest expense, partially offset by an increase of $397,000 in net interest income and a decrease of $166,000 in income tax expense. The increase in noninterest expense is primarily attributable to an increase in compensation expenses due to new hires and the implementation of an equity incentive plan. The increase in net interest income is the result of an increase of $8.7 million in average net loans. The Company has continued its growth in net loans by augmenting the portfolio with purchases of loans and loan participations. The decrease in income tax expense reflects the lower effective federal income tax rate in 2018 due to the enactment of the Tax Cuts and Jobs Act of 2017.

Total assets were $119.4 million at December 31, 2018, compared to $110.0 million at December 31, 2017, an increase of $9.4 million. Total loans increased $10.4 million to $100.3 million at December 31, 2018, from $89.9 million at December 31, 2017. Total commercial real estate loans increased $5.5 million to $21.9 million at December 31, 2018 from $16.4 million at December 31, 2017.

Total deposits increased $6.7 million to $77.3 million at December 31, 2018 from $70.6 million at December 31, 2017. Borrowings increased $2.7 million to $16.8 million at December 31, 2018 from $14.1 million at December 31, 2017. Both increases were to help fund loan growth.

Stockholders’ equity remained relatively unchanged at $24 million. Earnings of $418,000 were offset by a decrease in additional paid-in capital of $487,000 as a result of stock repurchases. The Bank remains well-capitalized with ratios well in excess of regulatory minimums.

Heritage NOLA Bancorp, Inc. is the holding company for Heritage Bank of St. Tammany, a federally chartered savings institution. The Bank, founded in 1924, is a community bank providing a variety of financial services to residents and businesses in and around St. Tammany Parish, Louisiana. To learn more about us, visit www.heritagebank.org.

Forward-Looking Statement

This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company and the Bank. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

HERITAGE NOLA BANCORP, INC.

Selected Financial Condition Data at December 31, 2018 and 2017

(Dollars in thousands except per share data)

	2018	2017

Total assets	119,421	109,959
Cash and cash equivalents	4,415	4,038
Interest-earning time deposits	3,586	3,586
Securities available for sale	4,221	5,523
Securities held to maturity	518	651
Loans, net	97,533	88,035
Premises and equipment, net	5,137	4,109
Cash surrender value of life ins	2,102	2,051
Other assets	1,909	1,966
Deposits	77,297	70,602
Borrowings	16,822	14,064
Total equity	24,117	24,171

HERITAGE NOLA BANCORP, INC.

Selected Financial Ratios for the Years Ended December 31, 2018 and 2017

	2018	2017

Return on average assets	0.37%	0.51%
Return on average equity	1.72%	3.35%
Net interest margin	3.69%	3.48%
Tier 1 Leverage ratio	15.60%	16.19%
Tier 1 risk-based capital ratio	25.01%	27.42%
Total risk-based capital ratio	26.06%	28.60%
Allowance for loan losses to total loans	0.77%	0.84%
Non-performing loans to total loans	0.10%	0.43%

HERITAGE NOLA BANCORP, INC.

Selected Operations Data for the Years Ended December 31, 2018 and 2017

(Dollars in thousands except per share data)

	2018	2017
Selected Operations Data:

Interest income	$5,108	$4,528
Interest expense	1,205	1,022
Net interest income	3,903	3,506
Provision for loan losses	5	80
Net interest income, after prov	3,898	3,426
Noninterest income	333	317
Noninterest expense	3,712	2,927
Income before income tax	519	816
Income tax expense	101	267
Net income	$418	$549

Earnings Per Share:
Basic and diluted	$0.27	$0.36